EXHIBIT 10.53
                     AGREEMENT AND RELEASE


          THIS AGREEMENT AND RELEASE is entered into by and between
Larry Campbell ('Campbell') who resides at 33 Hamilton Place,
Garden City, New York 11530 (the 'Residence') and Staff Builders,
Inc., a New York corporation, 1983 Marcus Avenue, New York, 11042
('Staff Builders') (collectively the 'Parties') on the date set forth below.
                                                         RECITALS:
          A.       Campbell is presently employed by Staff Builders pursuant
to that certain employment agreement by and between Campbell and
Staff Builders effective as of March 1, 1996 (the 'Employment
Agreement').
          B.        The parties have mutually agreed to terminate the
Employment Agreement upon the terms and conditions hereinafter set forth.
          NOW THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits which the parties will gain by performance thereof, the parties hereto agree as follows:
          1. Campbell agrees, by affixing his signature hereto, that effective at the close of business February 28, 1997, he shall resign his employment with Staff Builders.  As of March 1, 1997,
Campbell shall have no duties, responsibilities or authority on behalf of Staff Builders, nor shall be otherwise act as an employee of Staff Builders.  Campbell shall provide Staff Builders with a letter of resignation dated February 28, 1997.  Notwithstanding
Campbell's termination of employment, Campbell agrees to use his best efforts as an independent consultant to facilitate a smooth transition and that for a period of 48 months following the
effective date of this Agreement and Release will be available upon reasonable notice, and at no charge to Staff Builders, to consult with and assist Staff Builders in areas of Campbell's expertise.
          2.       In full satisfaction and termination of all of Staff
Builders obligations under the Employment Agreement, including but not limited to all obligations for severance pay, vacation pay, deferred compensation and all other benefits, Staff Builders agrees to provide Campbell the following:
                   (a) A consulting contract, whereby Campbell agrees, as independent consultant, to use his best efforts to render consultant services in his areas of expertise to Staff Builders on a 'when and as-needed' basis for a period of 48 months from the effective date of this Agreement.  During the period commencing
March 1, 1997 through February 28, 2001, or Campbell's death, whichever occurs first, Staff Builders will pay Campbell on the first of each month, in advance, a consulting fee of $8,125.00 and reimburse Campbell for all approved out-of-pocket expenses incurred by Campbell in the course of rendering such consulting services.
Campbell will use his best efforts to make himself available consistent with Staff Builders' needs, but will be under no
obligation for a specific number of days, weeks, or months of consulting services.  Accordingly, Campbell shall be entitled to the consulting fees in all events, other than in the event of his death,  regardless of the quantity or quality of the services rendered.
                   (b) Under the terms of the Employment Agreement, Campbell, under certain circumstances was required to repay Staff
Builders the sum of $50,000 in the event his employment terminated prior to February 28, 1998.  Staff Builders hereby waives
Campbell's  obligation to repay the aforesaid sign-on bonus.
                   (c) Upon relocation of Campbell from New York to either Houston or Missouri, Staff Builders shall reimburse Campbell up to a maximum of $7,000 for all moving expenses.  These expenses shall include but shall not be limited to travel for Campbell and his family, expenses for transporting Campbell's personal possessions and reasonable lodging and accommodations incurred in connection with such relocation.
                   (d) Effective with the effective date of this Agreement, and continuing until the Residence is sold, Staff Builders will reimburse Campbell on a monthly basis on the first of each month for all expenses related to the Residence, including mortgage payments, property taxes, insurance and utilities.  Campbell and his spouse hereby grant Staff Builders the exclusive right to select a purchaser ('Purchaser') for the Residence.  Campbell and his spouse hereby agree to sell the Residence, to the Purchaser at the time, place and pursuant to the terms negotiated by Staff
Builders with the Purchaser.  Campbell and his spouse  agree to execute all documents and to do all other acts requested by Staff
Builders to complete the sale of the Residence to the Purchaser.
In the event the proceeds of the sale are insufficient 1) to satisfy the First Mortgage on the premises (in the present amount of $310,362), and 2) to reimburse Campbell his equity in the
Residence of $84,000, and 3) to pay all real estate commissions, transfer fees and attorney's fees incurred in connection with the sale of the Residence, Staff Builders will immediately reimburse
Campbell any such deficiency.  In the event the proceeds exceed the sum of the first mortgage, Campbell's equity of $84,000 and the real estate commissions, transfer fees and attorney's fees incurred in connection with the sale, Campbell shall immediately pay any such surplus to Staff Builders.  Campbell and his family shall have the right to live in the Residence until the earlier of the date on which settlement on the sale of the Residence takes place or
June 1, 1997.  Notwithstanding the foregoing, during such
occupancy, Campbell shall be responsible for all utilities and routine repair and maintenance but shall have no obligation for any other expenses associated with the Residence.
          3.       Campbell understands that there are various state and
federal laws that prohibit employment discrimination on the basis of age, race, sex, religion, national origin, martial status and disability and that these laws are enforced by the courts and various government agencies.  By signing this Agreement And
Release, Campbell intends to give up any rights he may have under these laws or any other laws with respect to his employment or the termination of his employment with or by Staff Builders and
acknowledges that Staff Builders has not (a) discriminated against him; (b) breached any express or implied contract with him; or (c)
otherwise acted unlawfully towards him.  The parties hereto agree and acknowledge that the payment specified in paragraph 2 are in excess of that which Staff Builders is obligated to provide to
Campbell or which normally would be provided to an individual who was leaving or had left Staff Builders and that it is provided solely in consideration of Campbell's execution of this Agreement
And Release.
          4.       As a material inducement to the Parties to enter into
this Agreement And Release, except with respect to the obligations and undertakings set forth in this Agreement, Campbell covenants not to sue and hereby irrevocably and unconditionally release, acquits and forever discharges Staff Builders, and all other affiliated, subsidiary or related organizations, parents, companies or divisions, and their respective present, former or future officers, directors, shareholders, agents, employees,
representatives, consultants, attorneys, successors, and assigns, and all Staff Builders' employee benefit plans and the current and former Trustees of all of them (collectively the 'Releasees'), of and from any claim, right, demand, charge, complaint, action, cause of action, obligation, or liability of any and every kind based on any federal, state, or local law, statute or regulation, whether known or unknown, suspected or unsuspected, fixed or contingent, whether in tort or in contract or by statue, which arises or results from any event, action or inaction occurring prior to the execution of this Agreement And Release, as well as any and all claims arising out of or relating to any alleged tortuous,
wrongful, discriminatory, defamatory, improper or unlawful act or omission of Staff Builders, including without limitation, claims alleging a violation of the Age Discrimination In Employment Action of 1967, as amended 29 U.S.C.  621 et seq.; The Americans with
Disabilities Act of 1990, 42 U.S.C.  12101 et seq., which arose prior to the execution of this Agreement And Release or which might exist under the qui tam provisions of the False Claims Act, 31
U.S.C.  3730.  Subject to the provisions of paragraph 18, the foregoing releases shall be null and void ab initio if Staff
Builders fails to fulfill in all material respects its obligations under paragraph 2 of this Agreement, unless Staff Builders' actions are barred by Court or Administrative Orders.
          5.       As a material inducement to the Parties to enter into
this Agreement And Release, Staff Builders covenants not to sue and hereby irrevocably and unconditionally releases, acquits and forever discharges Campbell, his successors, and assigns
(collectively the 'Releasees'), of and from any claim, right, demand, charge, complaint, action, cause of action, obligation, or liability of any and every kind based on any federal, state, or local law, statute or regulation, whether known or unknown,
suspected or unsuspected, fixed or contingent, whether in tort or in contract or by statute, which arises or results from any event, action or inaction occurring prior to the execution of this
Agreement And Release, as well as any and all claims arising out of or relating to any alleged tortuous, wrongful, discriminatory, defamatory, improper or unlawful act or omission of Campbell.  The foregoing releases shall not apply to any obligations of Campbell created under this Agreement and Release.
          6. Campbell affirms that he is not aware of any outstanding administrative or judicial claims, charges, lawsuits or proceedings of any kind against any of the Releases to which he is a party or which were filed on his behalf, and promises not to commence any proceeding or action against Staff Builders except to enforce this
Agreement And Release.
          7.       Campbell hereby agrees to surrender any and all Stock
Options of Staff Builders, Inc. (Delaware) ('SBD') granted to him pursuant to the Stock Option Agreement dated March 1, 1996 between the Parties, or otherwise, including any options which are vested as of the date hereof.
          8. Campbell agrees to surrender the Lexus ES-300 automobile leased by Staff Builders on his behalf.
          9.       Campbell acknowledges that as a result of his employment
by Staff Builders, he has had access to confidential, proprietary business information belonging to Staff Builders, as those terms are defined in paragraph 6 of the Employment Agreement, and hereby agrees not to use or disclose any such information personally or for the benefit of others.  Campbell also agrees (1) not to
disclose to anyone any such confidential and proprietary
information; and (2) to comply with any and all provisions of the
Employment Agreement, that, by their terms, survive the termination of his employment, except paragraph 7b thereof.  Campbell agrees specifically that he will not use personally or for the benefit of others or disclose in any manner any information relating to
SCORES' or any similar outcomes determination program or concept
owned by Staff Builders.   On the date he signs this Agreement And
Release, Campbell further promises and agrees to return to Staff
Builders any and all documents, diskettes or copies now in his possession which he received, sent, generated or had access to in the course of his employment by Staff Builders, together with any and all property of Staff Builders he has in his possession. The parties acknowledge that the restrictions on the use of confidential information shall in no way apply to the extent such information relates to the business and operations of American
HomeCare Management Corporation. The parties further acknowledge that Campbell may hold himself out as a co-developer of SCORES'.
          10. During any period Campbell retains an ownership interest and is actually involved in the business of American HomeCare
Management Corporation, neither Campbell nor Staff Builders will make any public statements, including but not limited to, statements to the press or staff of Staff Builders' employees regarding the existence of or the terms and conditions set forth in this Agreement and Release. Notwithstanding the foregoing, the parties shall issue a joint press release in the form and annexed hereto as Exhibit A (a press release). Each party further agrees that it will not disclose the terms and conditions of this Agreement and Release to parties other than their respective officers, attorneys and accountants, except that either party, with the consent of the other party, which consent shall not be unreasonably withheld, may make such disclosures (i) that it, in good faith, deems reasonably necessary or appropriate, under reasonable conditions of confidentiality, for legitimate business or financial reasons or (ii) that it, in good faith, deems reasonably necessary to comply with any legal requirement or process.
          11. With respect to Campbell's acts while an employee of Staff Builders, Staff Builders will continue to extend to Campbell the same rights and obligations (subject to the same restrictions) that it extends to its current employees, officers and directors with respect to indemnification for liability arising out of their authorized acts as employees, officers or directors of Staff
Builders. It is further agreed that if Campbell retains counsel in connection with any action or proceeding relating to such actions, such counsel shall be selected or approved by Staff Builders or its insurance carrier. In the event Campbell elects to retain counsel of his choice, he shall be liable for all such attorney's fees.
          12. If in violation of paragraphs 3 or 4 above, Campbell files or causes to be filed a claim, charge or lawsuit against any of the Releasees with any governmental agency, court or other forum concerning, in whole or in part, any event occurring as of or prior to the date of this Agreement And Release or any claim that has been released herein, Campbell agrees to immediately repay to Staff
Builders all monies that he received pursuant to paragraph 2 hereof, and to waive and forego any claim to any additional monies he might otherwise have a claim to receive pursuant to this Agreement And Release or otherwise. Campbell further agrees that the release set forth in paragraphs 4 and 5 remains in full force and effect, and that the balance of this Agreement and Release provides adequate consideration for such Release.
          13. Campbell agrees that he will not any time hereafter, directly or indirectly, solicit for employment, hire or engage as a consultant any personnel of Staff Builders on his own behalf or on behalf of any other person, without prior express written consent by an officer of Staff Builders. Campbell further agrees that for a period of four (4) years following the effective date of this Agreement, he will not consult with or solicit business from any current or future franchisees of Staff Builders.
          14. The waiver by any Party of breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any Party.
          15.      Except as provided in paragraph 9, this Agreement And
Release and the exhibits attached hereto contain the full agreement between Campbell and Staff Builders, and may not be modified, altered or changed except upon the express prior written consent of both Campbell and Staff Builders.
          16. Campbell affirms that he has been given at least 21 days to consider this Agreement And Release and that he has voluntarily chosen not to wait 21 days to execute this Agreement And Release.
His choice to execute this Agreement And Release was knowing and voluntary and made after consultation with his counsel. Campbell understands that he may revoke his agreement hereto by so notifying
Staff Builders' General Counsel in writing within seven days after he signs this Agreement And Release.
          17. Campbell acknowledges and agrees that: (a) no promise or inducement for this Agreement And Release has been made by Staff
Builders, except as set forth in this Agreement And Release; (b) this Agreement And Release is executed by him without reliance upon any statement or representation by Staff Builders other than as set forth herein; (c) he fully understands this Agreement And Release and the meaning of its provisions; (d) he fully understands that he is giving up important rights set forth herein; (e) he is legally competent to enter into this Agreement And Release and to accept full responsibility therefor; (f) he consulted with his counsel before entering into this Agreement And Release; and (g) he voluntarily enters into this Agreement And Release.
          18. In the event Staff Builders is awarded damages against Campbell by any court or tribunal of competent jurisdiction, as a result of a breach by Campbell of his obligations under paragraph
9, 10 or 13 of this Agreement, Staff Builders may offset any amount awarded Staff Builders by such court or tribunal against amounts otherwise payable to Campbell under paragraph 2 and such offset shall not be treated as a failure to fulfill Staff Builders' obligations under paragraph 2. Additionally, it is agreed that if Staff Builders, in good faith, brings a bona fide claim against Campbell for breach of his obligations under paragraph 9, 10 or 13 and diligently prosecutes such claim or cause of action, then, pending resolution by an appropriate court or tribunal of its claim, Staff Builders may pay into escrow, with a third party unrelated escrow agent, amounts otherwise due Campbell under paragraph 2, in which event such failure to pay amounts due directly to Campbell, shall not constitute a failure by Staff
Builders to fulfill its obligations under paragraph 2. All amounts paid into such escrow shall be paid to Staff Builders or Campbell as determined by the appropriate court or tribunal.
          19. This Agreement And Release may be executed in counterparts, and, when each party has signed and delivered at lease one such counterpart, each counterpart shall be deemed an original and taken together, shall constitute one and the same agreement, which shall be binding and effective to all parties.
          20. This Agreement And Release shall be construed in accordance with the laws of the State of New York. Any action or proceeding relating to or arising from this Agreement And Release or any other dispute between the parties hereto shall be brought solely in the Supreme Court of the State of New York, Nassau
County. Campbell hereby consents to personal jurisdiction and venue in New York State Supreme Court, County of Nassau any such action or proceeding. The parties expressly waive their right to trial by jury in any action or proceeding against the other and consent to trial before a judge.
          21. This Agreement And Release is the product of negotiation and mutual discussion. The rule of construction that an agreement may be construed against its drafter shall not apply in any action or proceeding arising from or based, in whole or in part, on this Agreement And Release.
          22. Campbell promises and agrees not to apply for or seek employment or other association with or by Staff Builders in the future.
          23. Staff Builders has no obligation to pay any premiums for health insurance coverage for Campbell or any of his dependents subsequent to February 28, 1997.
          24. In the event any party hereto brings an action or incurs any cost or expense to enforce the terms or conditions of this Agreement, the prevailing party shall be entitled to reimbursement from the other party for all costs and expenses (including attorneys' fees) incurred in defending or prosecuting such action as the case may be.
          25.      CAMPBELL ACKNOWLEDGES AND AGREES THAT HE HAS READ AND
FULLY UNDERSTANDS THE MEANING OF EACH PROVISION OF THIS AGREEMENT
AND RELEASE, THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH
COUNSEL CONCERNING IT, AND THAT HE FREELY AND VOLUNTARILY ENTERS
INTO IT.

          IN WITNESS WHEREOF, the PARTIES have hereunto set their hand on the dates indicated below.
                                             STAFF BUILDERS, INC.
                                             By: /s/ Stephen Savitsky
                                            Date:  March 18, 1997


                                                 /s/ Larry Campbell
                                                   LARRY CAMPBELL

                                             Date:  March 18, 1997
STATE OF NEW YORK                     )
                                      )ss.:
COUNTY OF NASSAU                      )



                            I, Carolyn R. Naranjo do hereby certify that LARRY
CAMPBELL, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the users and purposes therein set forth.


          Given under my hand and official seal this 18th day of March, 1997.



                                                   /s/ Carolyn R. Naranjo

                                                   Notary Public



My Commission Expires:


June 30, 1998





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